HILLHOUSE INRE FUND, L.P.

FINANCIAL STATEMENTS
For the year ended December 31, 2018

Contents

Ernst & Young
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Sydney NSW 2000 Australia
GPO Box 2646 Sydney NSW 2001

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Report of Independent Auditors

The General Partner
Hillhouse InRe Fund, L.P.

We have audited the accompanying financial statements of Hillhouse InRe Fund, L.P. (the "Partnership"), which comprise the statement of assets and liabilities, including the condensed schedule of investments as of December 31, 2018, and the related statements of operations, changes in partners' capital, and cash flows for the year then ended and the related notes to the financial statements.

Management's Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these financial statements in conformity with U.S. generally accepted accounting principles; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.

Auditor's Responsibility

Our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on the auditor's judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the Partnership's preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Partnership's internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by the management, as well as evaluating the overall presentation of the financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Hillhouse InRe Fund, L.P. as at December 31, 2018, and the results of its operations, changes in partners' capital and its cash flows for the year then ended in conformity with U.S. generally accepted accounting principles.

Ernst & Young
Ernst & Young
Sydney
April 5, 2019

Statement of Assets and Liabilities
As at December 31, 2018
(Stated in United States Dollars)

	Notes	$
ASSETS		
Securities owned, at fair value (cost: $808,854,404)	10	786,552,689
Unrealized gain on currency swaps	10, 11	420,827
Unrealized gain on forward contracts	10, 11	1,141,405
Unrealized gain on futures contracts	10, 11	940,512
Cash and cash equivalents		269,029
Due from brokers	3, 6	94,479,378
Receivable from investments sold		7,519
Interest and dividends receivable		1,005,336
Other assets and prepaid expenses		37,500
Total assets		884,854,195
LIABILITIES		
Securities sold, but not yet purchased, at fair value (proceeds: $70,337,172)	10	70,549,076
Options sold, but not yet purchased, at fair value (cost: $1,832,795)	10, 11	2,802,563
Credit default swaps (upfront fees paid: $1,791,848)	10, 11	1,533,463
Unrealized loss on contracts for differences	10, 11	796,368
Unrealized loss on forward contracts	10, 11	1,135,571
Due to brokers	3, 6	123,326,744
Payable for investments purchased		2,910,000
Interest payable on bank, broker and other balances		585,600
Administration fees payable	3	39,074
Professional fees payable		28,500
Other payables and accrued expenses		19,054
Total liabilities		203,726,013
PARTNERS' CAPITAL		681,128,182

The accompanying notes to the financial statements should be read in conjunction with this statement.

Condensed Schedule of Investments
As at December 31, 2018
(Stated in United States Dollars)

Security Name/Industry	Number of Shares	Fair Value $	Percentage of Partners' Capital
SECURITIES OWNED, AT FAIR VALUE			
Equities – listed			
China			
Communication services		47,103,980	6.92 %
Consumer discretionary			
Alibaba Group Holding Limited	366,299	50,208,604	7.37 %
Others		102,042,802	14.98 %
Consumer staples		34,081,205	5.00 %
Financials		10,105,182	1.49 %
Healthcare		17,382,477	2.55 %
Information technology		16,827,123	2.47 %
Utilities		29,972,107	4.40 %
Total China (cost: $328,954,342)		307,723,480	45.18 %
Italy			
Consumer discretionary		14,448,376	2.13 %
Total Italy (cost: $16,840,020)		14,448,376	2.13 %
Japan			
Materials		14,859,849	2.18 %
Total Japan (cost: $15,268,493)		14,859,849	2.18 %
United States of America			
Communication services		42,331,915	6.20 %
Consumer discretionary		9,846,915	1.45 %
Financials		31,586,569	4.64 %

The accompanying notes to the financial statements should be read in conjunction with this statement.

Condensed Schedule of Investments (continued)
As at December 31, 2018
(Stated in United States Dollars)

Security Name/Industry	Number of Shares	Fair Value $	Percentage of Partners' Capital
SECURITIES OWNED, AT FAIR VALUE (CONTINUED)			
Equities – listed (continued)			
United States of America (continued)			
Information technology		16,183,020	2.38 %
Total United States of America (cost: $104,689,451)		99,948,419	14.67 %
Total equities – listed (cost: $465,752,306)		436,980,124	64.16 %
Equities – unlisted			
Cayman Islands			
Communication services		41,155,775	6.05 %
Consumer discretionary		29,999,868	4.40 %
Total Cayman Islands (cost: $65,720,843)		71,155,643	10.45 %
Total equities - unlisted (cost: $65,720,843)		71,155,643	10.45 %
Warrants/Rights			
China			
Financials		14,165,653	2.08 %
Total China (cost: $14,016,301)		14,165,653	2.08 %
Total warrants/rights (cost: $14,016,301)		14,165,653	2.08 %

Maturity dates for open warrants range from December 20, 2019 through December 21, 2019.

Security Name/Industry	Number of Shares	Fair Value $	Percentage of Partners' Capital
Government bonds			
United States of America			
B 0.0000% 2019-09-12	146,000,000	143,465,643	21.06 %
Others		4,361,420	0.64 %
Total United States of America (cost: $146,557,188)		147,827,063	21.70 %
Total government bonds (cost: $146,557,188)		147,827,063	21.70 %

The accompanying notes to the financial statements should be read in conjunction with this statement.

Condensed Schedule of Investments (continued)
As at December 31, 2018
(Stated in United States Dollars)

Industry	Fair Value $	Percentage of Partners' Capital
SECURITIES OWNED, AT FAIR VALUE (CONTINUED)		
Convertible bonds		
China		
Consumer discretionary	10,416,750	1.53 %
Total China (cost: $10,417,500)	10,416,750	1.53 %
Hong Kong		
Healthcare	27,224,490	4.00 %
Total Hong Kong (cost: $28,164,867)	27,224,490	4.00 %
Singapore		
Information Technology	16,200,000	2.38 %
Total Singapore (cost: $15,000,000)	16,200,000	2.38 %
United States of America		
Consumer discretionary	13,497,840	1.98 %
Total United States of America (cost: $11,632,500)	13,497,840	1.98 %
Total convertible bonds (cost: $65,214,867)	67,339,080	9.89 %
Corporate bonds		
Canada		
Consumer discretionary	1,835,000	0.27 %
Total Canada (cost: $1,895,000)	1,835,000	0.27 %
China		
Communication services	4,268,508	0.63 %
Total China (cost: $4,285,930)	4,268,508	0.63 %
Hong Kong		
Financials	5,149,378	0.76 %
Total Hong Kong (cost: $5,236,536)	5,149,378	0.76 %
South Africa		
Consumer discretionary	2,378,125	0.35 %
Total South Africa (cost: $2,500,000)	2,378,125	0.35 %

The accompanying notes to the financial statements should be read in conjunction with this statement.

Condensed Schedule of Investments (continued)
As at December 31, 2018
(Stated in United States Dollars)

Industry	Fair Value $	Percentage of Partners' Capital
SECURITIES OWNED, AT FAIR VALUE (CONTINUED)		
Corporate bonds (continued)		
United States of America		
Consumer discretionary	3,484,531	0.51 %
Consumer staples	191,750	0.03 %
Financials	26,572,849	3.90 %
Healthcare	1,386,000	0.20 %
Total United States of America (cost: $33,767,726)	31,635,130	4.64 %
Total corporate bonds (cost: $47,685,192)	45,266,141	6.65 %
Loans		
United States of America		
Financials	3,818,985	0.55 %
Total United States of America (cost: $3,907,707)	3,818,985	0.55 %
Total loans (cost: $3,907,707)	3,818,985	0.55 %
TOTAL SECURITIES OWNED AT FAIR VALUE (COST: $808,854,404)	786,552,689	115.48 %

The accompanying notes to the financial statements should be read in conjunction with this statement.

Condensed Schedule of Investments (continued)
As at December 31, 2018
(Stated in United States Dollars)

	Appreciation $	Percentage of Partners' Capital
DERIVATIVES		
UNREALIZED GAIN ON CURRENCY SWAPS		
Currency swaps	420,827	0.06 %
TOTAL UNREALIZED GAIN ON CURRENCY SWAPS	420,827	0.06 %
UNREALIZED GAIN ON FORWARD CONTRACTS		
Forward contracts	1,141,405	0.17 %
TOTAL UNREALIZED GAIN ON FORWARD CONTRACTS	1,141,405	0.17 %
UNREALIZED GAIN ON FUTURES CONTRACTS		
Futures contracts	940,512	0.14 %
TOTAL UNREALIZED GAIN ON FUTURES CONTRACTS	940,512	0.14 %

The accompanying notes to the financial statements should be read in conjunction with this statement.

Condensed Schedule of Investments (continued)
As at December 31, 2018
(Stated in United States Dollars)

Security Name/Industry	Number of Shares	Fair Value $	Percentage of Partners' Capital
SECURITIES SOLD, BUT NOT YET PURCHASED, AT FAIR VALUE			
Government bonds			
United States of America			
T 3.1250% 2028-11-15	50,000,000	(51,894,531)	(7.62) %
Others		(3,021,185)	(0.44) %
Total United States of America (proceeds: $54,375,612)		(54,915,716)	(8.06) %
Total government bonds (proceeds: $54,375,612)		(54,915,716)	(8.06) %
Corporate bonds			
United States of America			
Communication services		(5,613,180)	(0.82) %
Consumer discretionary		(10,020,180)	(1.48) %
Total United States of America (proceeds: $15,961,560)		(15,633,360)	(2.30) %
Total corporate bonds (proceeds: $15,961,560)		(15,633,360)	(2.30) %
TOTAL SECURITIES SOLD, BUT NOT YET PURCHASED, AT FAIR VALUE (PROCEEDS: $70,337,172)		(70,549,076)	(10.36) %

The accompanying notes to the financial statements should be read in conjunction with this statement.

Condensed Schedule of Investments (continued)
As at December 31, 2018
(Stated in United States Dollars)

	Fair Value $	Percentage of Partners' Capital
DERIVATIVES		
OPTIONS SOLD, BUT NOT YET PURCHASED, AT FAIR VALUE		
United States of America		
Options	(2,802,563)	(0.41) %
Total United States of America (proceeds: $1,832,795)	(2,802,563)	(0.41) %
TOTAL OPTIONS SOLD, BUT NOT YET PURCHASED, AT FAIR VALUE (PROCEEDS: $1,832,795)	(2,802,563)	(0.41) %
CREDIT DEFAULT SWAPS		
Credit default swaps		
Credit default swaps	(1,533,463)	(0.23) %
TOTAL CREDIT DEFAULT SWAPS (COST: $1,791,848)	(1,533,463)	(0.23) %

	Depreciation $	Percentage of Partners' Capital
UNREALIZED LOSS ON CONTRACTS FOR DIFFERENCES		
Contracts for differences	(796,368)	(0.12) %
TOTAL UNREALIZED LOSS ON CONTRACTS FOR DIFFERENCES	(796,368)	(0.12) %
UNREALIZED LOSS ON FORWARD CONTRACTS		
Forward contracts	(1,135,571)	(0.17) %
TOTAL UNREALIZED LOSS ON FORWARD CONTRACTS	(1,135,571)	(0.17) %

The accompanying notes to the financial statements should be read in conjunction with this statement.

Statement of Operations
For the year ended December 31, 2018
(Stated in United States Dollars)

	Notes	$
INVESTMENT INCOME		
Interest income		9,229,302
Dividend income (net of withholding tax of $367,434)		2,523,281
Total investment income		11,752,583
EXPENSES		
Management fee	5	2,707,889
Interest expense		2,093,289
Administration fee	3	405,644
Professional fees		190,126
Bank and broker expenses		45,206
Dividends on short sales		16,016
General and other expenses		59,163
Total expenses		5,517,333
NET INVESTMENT INCOME		6,235,250
NET REALIZED GAINS/(LOSSES) AND NET CHANGE IN UNREALIZED APPRECIATION/(DEPRECIATION) ON INVESTMENTS, DERIVATIVES AND FOREIGN CURRENCIES		
Net realized gains/(losses) on transactions in:		
Securities		48,049,987
Options		745,537
Credit default swap		929,492
Contracts for differences		17,544,415
Currency swaps		(1,633)
Futures contracts		10,498,615
Foreign currencies		192,353
		77,958,766
Net change in unrealized appreciation/(depreciation) on:		
Securities		(91,168,494)
Options		(969,768)
Credit default swap		258,385
Contracts for differences		(17,248,544)
Currency swaps		420,827
Forward contracts		5,834
Futures contracts		940,512
Foreign currencies		34,277
		(107,726,971)
Net realized gains and net change in unrealized depreciation on investments, derivatives and foreign currencies		(29,768,205)
NET CHANGE IN PARTNERS' CAPITAL RESULTING FROM OPERATIONS		(23,532,955)

The accompanying notes to the financial statements should be read in conjunction with this statement.

Statement of Changes in Partners' Capital
For the year ended December 31, 2018
(Stated in United States Dollars)

	Limited Partner $
PARTNERS' CAPITAL AT THE BEGINNING OF THE YEAR	456,671,137
Capital contributions	247,990,000
Net change in partners' capital resulting from capital transactions	247,990,000
Allocation of income:	
Net investment income	6,235,250
Net realized gain on investments, derivatives and foreign currencies	77,958,766
Net change in unrealized depreciation on investments, derivatives and foreign currencies	(107,726,971)
Net change in partners' capital resulting from operations	(23,532,955)
NET CHANGE IN PARTNERS' CAPITAL	224,457,045
PARTNERS' CAPITAL AT THE END OF THE YEAR	681,128,182

The accompanying notes to the financial statements should be read in conjunction with this statement.

Statement of Cash Flows
For the year ended December 31, 2018
(Stated in United States Dollars)

	$
CASH FLOWS FROM OPERATING ACTIVITIES	
Net change in partners' capital resulting from operations	(23,532,955)
Adjustments to reconcile net change in partners' capital resulting from operations to net cash used in operating activities:	
Payments to purchase investments owned	(943,422,781)
Proceeds from sale of investments owned	512,735,744
Payments to cover investments sold short	(99,548,087)
Proceeds from investments sold short	176,267,665
Net realized loss on investments	(49,725,016)
Net change in unrealized appreciation on investments and derivatives	107,761,248
Change in operating assets and liabilities:	
Increase in due from brokers	(54,512,770)
Increase in receivable from investments sold	(7,519)
Increase in interest and dividends receivable	(347,326)
Increase in other assets and prepaid expenses	(37,500)
Increase in due to brokers	123,326,744
Increase in payable for investments purchased	2,910,000
Increase in interest payable on bank, broker and other balances	536,203
Increase in administration fees payable	11,239
Increase in professional fees payable	5,500
Decrease in other payables and accrued expenses	(165,314)
Net cash used in operating activities	(247,744,925)
CASH FLOWS FROM FINANCING ACTIVITIES	
Capital contributions	247,650,000
Net cash provided by financing activities	247,650,000
Net change in cash and cash equivalents	(94,925)
Cash and cash equivalents at the beginning of the year	363,954
Cash and cash equivalents at the end of the year	269,029
Supplemental disclosure of cash flow information	
Cash flows from operating activities include:	
Cash received during the year for interest	8,886,826
Cash paid during the year for interest	(2,716,307)
Cash received during the year for dividends	2,518,431
Cash paid during the year for dividends	(16,016)

The accompanying notes to the financial statements should be read in conjunction with this statement.

Notes to the Financial Statements
For the year ended December 31, 2018
(Stated in United States Dollars)

1 ORGANIZATION AND PRINCIPAL ACTIVITY

Hillhouse InRe Fund, L.P. (the "Partnership") was formed on December 8, 2016 in the Cayman Islands and was registered as an exempted limited partnership under the laws of the Cayman Islands on December 8, 2016. The Partnership commenced operations on December 14, 2016.

The investment objective of the Partnership is to generate attractive risk-adjusted returns by investing its capital in a portfolio comprised of publicly traded equity and debt securities, equity interests in private companies and investments in privately issued debt, securities and instruments. The Partnership will invest primarily in issuers domiciled or generating the majority of their revenue or profits primarily in North America, Asia or Europe. On December 14, 2016, the Partnership elected to adopt the Amended and Restated Exempted Limited Partnership Agreement (the "LPA"). On September 26, 2017, the Partnership adopted an addendum to the LPA which authorizes and consents the Partnership to utilize prime broker leverage for Partnership investments subject to the limitations set forth in the addendum. On May 14, 2018, the Partnership issued an updated LPA.

The registered office of the Partnership is Walkers Corporate Limited, Cayman Corporate Centre, 27 Hospital Road, George Town, Grand Cayman, Cayman Islands, KY1-9008.

The General Partner of the Partnership is Hillhouse InRe Fund GP, Ltd. (the "General Partner"), a Cayman Islands company.

Hillhouse Capital Management, Ltd. (the "Management Company") is registered with the United States Securities and Exchange Commission as an investment adviser.

The Administrator of the Partnership is Citco Fund Services (Australia) Pty. Ltd. (the "Administrator").

2 SIGNIFICANT ACCOUNTING POLICIES

(a) Statement of compliance and basis of preparation

The following significant accounting policies are in conformity with United States generally accepted accounting principles ("US GAAP") and are stated in United States Dollars ("$"). The following is a summary of the significant accounting and reporting policies used in preparing the financial statements.

The Partnership is an investment company following accounting and reporting guidance in Financial Accounting Standards Board ("FASB") Accounting Standards Codification ("ASC") Topic 946, *Financial Services - Investment Companies* ("ASC 946").

(b) Investments valuation

Listed securities are valued at their last traded price on the valuation date, or, if no sales occurred on such date, at the closing "bid" price if owned and the closing "offer" price if sold short. Net change in unrealized gains and losses is reflected in the Statement of Operations.

The Partnership records its derivative activities on a mark-to-market or fair value basis. Fair market values are determined by using quoted market prices when available. Otherwise, fair values are based on industry-accepted models or confirmation by counterparties.

Notes to the Financial Statements (continued)
For the year ended December 31, 2018
(Stated in United States Dollars)

2 SIGNIFICANT ACCOUNTING POLICIES (continued)

(b) Investments valuation (continued)

Unlisted securities are not registered for public sale and are carried at fair value at the end of the year, as determined by the General Partner and/or the Management Company in good faith.

When observable prices are not available for these investments, the General Partner uses one or more valuation techniques (e.g., the market approach, the income approach or the cost approach) for which sufficient and reliable data is available. The use of the market approach generally consists of using comparable market transactions, while the use of the income approach generally consists of the net present value of estimated future cash flows, adjusted as appropriate for liquidity, credit, market and/or other risk factors. Fair values of unlisted equity investments are estimated, if possible, using applicable price/earnings ratios, price to book ratios or price to sales ratios for similar companies, adjusted to reflect the specific circumstances of the issuer.

The inputs used by the General Partner in estimating the value of these investments include the original transaction price and recent transactions in the same or similar instruments. These investments may also be adjusted to reflect liquidity and/or non-transferability, with the amount of such discount estimated by the General Partner in the absence of market information. The fair value measurement of these investments does not include transaction costs.

(c) Investment transactions and related investment income

All of the Partnership's investments are classified as "held for trading", with changes in fair value reflected in the Statement of Operations. Investment transactions are accounted for on a trade-date basis. Realized gains and losses on security transactions are determined using the first-in, first-out method of accounting.

Interest income and expense are accounted for on an accrual basis. Dividends are recognized when the right to receive the payment is established.

(d) Cash and cash equivalents

Cash and cash equivalents comprise of due from banks on demand. The bank in which cash is held is an affiliate of the Administrator.

(e) Due from/to brokers

Due from/to brokers balances comprise net cash and cash collateral balances with the Partnership's brokers.

(f) Receivable from investments sold/payable for investments purchased

Receivable from investments sold and payable for investments purchased, if any, comprise amounts receivable or payable for investments transactions that have not settled at year end.

(g) Taxation

There is currently no taxation imposed on income or capital gains by the Government of the Cayman Islands. The only taxes payable by the Partnership are withholding taxes of other countries applicable to certain investment income. As a result, no tax liability or expense has been recorded in the financial statements.

Notes to the Financial Statements (continued)
For the year ended December 31, 2018
(Stated in United States Dollars)

2 SIGNIFICANT ACCOUNTING POLICIES (continued)

(g) Taxation (continued)
The Partnership evaluates tax positions taken or expected to be taken to determine whether, for all tax periods still subject to assessment or challenge by the relevant taxation authorities, the tax positions are "more-likely-than-not" to be sustained on examination. This evaluation includes the position that further withholding taxes will not be levied on income already received by the Partnership. As at December 31, 2018, the tax years that remain subject to examination by United States federal and state jurisdictions under the statute of limitations are 2017 and 2018.

Tax positions that meet the more-likely-than-not recognition threshold are initially recorded and subsequently measured at the largest amount of tax benefit that is more than 50% likely of being realized on ultimate settlement, using the facts, circumstances and information available at the reporting date.

Tax positions regarding the assessment of future withholding taxes that do not meet the recognition threshold are recognized as an income tax expense in the current year.

Interest and penalties that the Partnership would incur under the relevant tax law, if the tax positions were ultimately not sustained, would be included in the amount recognized as income tax expense. The accrual of interest on the underpayment of tax is recognized in the first period according to the provisions of the relevant tax law. Penalties are recognized in the period in which the Partnership takes the tax position if the position does not meet the relevant minimum statutory threshold to avoid payment of penalties, or in a subsequent period if the Partnership's judgment about meeting the minimum statutory threshold changes.

For the year ended December 31, 2018, there was no interest or penalty incurred.

(h) Foreign currency transactions
The Partnership maintains its books and records in United States Dollars. Transactions in other currencies during the year are translated into United States Dollars at the exchange rates in effect at the date of the transactions. Monetary assets and liabilities denominated in other currencies are translated into United States Dollars at the exchange rates in effect at the reporting date. Any gain or loss arising from a change in exchange rates subsequent to the date of the transaction is included in the net realized gains/(losses) and net change in unrealized appreciation/(depreciation) on investments, derivatives and foreign currencies in the Statement of Operations. For the year ended December 31, 2018, the net realized gain resulting from foreign currency translation was $192,353.

(i) Contracts for differences
A contract for difference ("CFD") is a contract between two parties, buyer and seller, stipulating that the seller will pay to the buyer the difference between the current value of an asset and its value at contract time. (If the difference is negative, then the buyer instead pays to the seller.) Such a contract is an equity derivative that allows investors to speculate on share price movements, without the need for ownership of the underlying shares.

Notes to the Financial Statements (continued)
For the year ended December 31, 2018
(Stated in United States Dollars)

2 SIGNIFICANT ACCOUNTING POLICIES (continued)

(j) Options
Premiums received on the writing of call and put options are recorded as a liability and the premiums paid on the purchase of call and put options are recorded as an asset at inception. The fair value of unexpired option contracts are based upon the quoted market value of the option or at the fair value as provided by brokers if a quotation is not readily available. Realized and unrealized gains and losses are included in the Statement of Operations. Premiums received from writing options that expire unexercised are recognized as realized gains.

(k) Forward contracts
The market value of a forward foreign currency contract ("forward contracts") fluctuates with changes in currency exchange rates. The forward contracts are marked to market and the change in market value is recorded in the Statement of Assets and Liabilities and Statement of Operations. When the forward contracts are closed, the Partnership records a realized gain or loss equal to the difference in the contracted values at the time the forward contracts was entered into and the value at the time it was closed.

(l) Swaps
Swap agreements ("swaps") represent agreements that obligate two parties to exchange a series of cash flows at specified intervals based upon or calculated by reference to changes in specified prices or rates for a specified amount of an underlying asset or otherwise determined notional amount. The payment flows are usually netted against each other, with the difference being paid by one party to the other. Therefore, amounts required for the future satisfaction of the swap may be greater or less than the amount recorded. The realized gain or loss depends upon the prices at which the underlying financial instruments of the swap is valued at the swap's settlement date and is included in the Statement of Operations. Unrealized appreciation or depreciation are fair valued in accordance with the accounting policy stated in Note 2(s) and the resulting movement in the unrealized appreciation or depreciation is recorded in the Statement of Operations. Credit default swaps and currency swaps are generally valued based on estimates provided by broker dealers or derived from proprietary/external pricing models using quoted inputs based on the terms of the contracts. Net realized gains or losses are recorded with respect to periodic interest payments made or received on credit default swaps. Any up-front payments made or received upon entering credit default swap contracts are treated as part of the cost and changes are reflected as part of the unrealized appreciation/(depreciation) on valuation.

(m) Futures contracts
Futures contracts are recorded as contractual commitments on a trade date basis and are carried at fair value based upon their closing price on the valuation date on the exchange that constitutes their principal market.

(n) Debt securities
The Partnership invests in a number of debt securities including government bonds, convertible bonds and corporate bonds. The value of these debt securities may be particularly sensitive to changes in prevailing interest rates. The value of these securities may fluctuate in response to the market's perception of the creditworthiness of the issuers. Debt securities that are not traded in active markets are generally categorized in Level 2 of the fair value hierarchy. In instances where significant inputs are unobservable, debt securities are categorized in Level 3 of the fair value hierarchy.

Notes to the Financial Statements (continued)
For the year ended December 31, 2018
(Stated in United States Dollars)

2 SIGNIFICANT ACCOUNTING POLICIES (continued)

(o) Warrants
Warrants held by the Partnership are issued by banks or broker-dealers and are designed to offer a return linked to a particular underlying equity. Investments in warrants involve the same risks associated with a direct investment in the underlying foreign companies or foreign securities markets that they seek to replicate. In addition, there can be no assurance that the trading price of warrants will equal the underlying value of the foreign companies or foreign securities markets that they seek to replicate. There is also counterparty risk associated with these investments because the Partnership is relying on the creditworthiness of such counterparty and has no rights under a warrant against the issuer of the underlying security.

(p) Loans
Loans are non-derivative financial assets with fixed or determinable payments that are not quoted in an active market. These assets are initially measured at fair value plus any directly attributable transaction costs. Gains and losses are recognized in the Statement of Operations when the loans are derecognized or impaired.

(q) Use of estimates
The preparation of financial statements in conformity with US GAAP may require management to make certain estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from management's estimates.

(r) Amended and Restated Exempted Limited Partnership Agreement
The LPA provides for the allocation of net income (i.e. net profits and unrealized appreciation over net loss and unrealized depreciation) to all limited partners of the Partnership (the "Limited Partner") in proportion to their respective capital account balances with the Partnership.

(s) Fair value measurements
The fair value of the Partnership's assets and liabilities which qualify as financial instruments under ASC 825, *Financial Instruments* ("ASC 825"), approximates the carrying amounts presented in the Statement of Assets and Liabilities.

Investments in unlisted securities of $71,155,643 (representing 10.45% of the partners' capital) have been valued according to the LPA. The General Partner's and/or the Management Company's assumption of the fair value of these securities may differ significantly from the values that may have been used, had a ready market existed, and the differences could be material.

Notes to the Financial Statements (continued)
For the year ended December 31, 2018
(Stated in United States Dollars)

2 SIGNIFICANT ACCOUNTING POLICIES (continued)

(t) Impact of recent accounting pronouncements

(i) In January 2016, the FASB issued Codification Accounting Standards Update ("ASU") No. 2016-01, *Financial Instruments – Overall (Subtopic 825-10) Recognition and Measurement of Financial Assets and Financial Liabilities* ("ASU 2016-01"). The new pronouncement changes the current US GAAP model primarily affecting the accounting for equity investments, financial liabilities under the fair value option, and the presentation and disclosure requirements for financial instruments. In addition, the FASB has clarified its guidance relating to the valuation allowance assessment when recognizing deferred tax assets resulting from unrealized losses on available-for-sale debt securities. ASU 2016-01 is effective for non-public business entities with fiscal years beginning after December 15, 2018 and interim periods within those fiscal years. Non-public business entities are eligible to early adopt this standard. The Management Company has evaluated the potential impact of this guidance on the financial statements disclosures and does not believe it has a material impact on the financial statements.

(ii) In August 2018, the FASB issued ASU No. 2018-13, *Fair Value Measurements (Topic 820): Disclosure Framework – Changes to the Disclosure Requirements for Fair Value Measurement* ("ASU 2018-13"), to streamline disclosure requirements while continuing to provide useful information for financial statement users. For non-public entities, ASU 2018-13 eliminates disclosures for policy of timing of transfers, valuation process for Level 3 fair value measurements and the changes in unrealized appreciation and depreciation included in for Level 3 investments held at the end of the reporting period. The guidance also amends disclosure requirements for the Level 3 rollforward. All other changes implemented by the ASU are applicable to public companies only. The guidance is effective for financial statements with fiscal years beginning after December 15, 2019. The Partnership has early adopted the standard for the year ended December 31, 2018.

3 SERVICE PROVIDER AGREEMENTS

Pursuant to the prime brokerage agreements, the clearing and depositary operations for the Partnership's proprietary transactions are performed by its prime brokers. As at December 31, 2018, the securities positions and cash balances were maintained with these brokers. The Partnership continuously monitors the credit standing of its brokers and does not expect any losses as a result of this concentration. The custodian and prime broker and their respective S&P credit rating as at December 31, 2018 are, Goldman Sachs (A+), HSBC Bank Plc (AA-), Merrill Lynch (A+) and Morgan Stanley (A+). As at December 31, 2018, the maximum amount of loss due to credit risk, as based on the gross fair value of the financial instrument, is $94,486,897.

Pursuant to an agreement between the Administrator and the Partnership, the Administrator provides accounting, clerical and administrative services to the Partnership. The Partnership pays the administration fee monthly in arrears. For the year ended December 31, 2018, the Partnership incurred administration fees of $405,644, of which $39,074 remained payable at year end.

Notes to the Financial Statements (continued)
For the year ended December 31, 2018
(Stated in United States Dollars)

4 RESTRICTED ASSETS

Restricted assets are securities or assets without a readily ascertainable market, as determined in the General Partner's sole discretion. For example, some securities or assets may not be publicly traded or may be subject to legal or contractual restrictions on transfer. Restricted assets will be evaluated in accordance with the investment management agreement (the "IMA") and the LPA.

5 MANAGEMENT FEE AND PERFORMANCE ALLOCATION

Pursuant to an IMA between the Management Company, the General Partner and the Partnership, the Management Company provides investment management, advisory and other services in order to assist in the implementation of the Partnership's investment objective. For its services, the Management Company charges the Partnership a management fee.

The management fee is charged at quarterly in advance equal to 0.125% (0.5% per annum) of the balance of each Limited Partner's capital account.

During the year, the Partnership's Limited Partners incurred management fee of $2,707,889, of which, $Nil remained payable at year end.

Within 15 days after the approval of the audited financial statements for each fiscal year, the Partnership shall pay to the Management Company in cash the Annual Profit Amount.

Annual Profit Amount shall mean as of the end of a Fiscal Year the applicable percentage of the Total Net Increase, calculated on a sliding scale as set forth in the table below:

Total Net Increase	Applicable Percentage
Total Net Increase of up to 4%	0%
Total Net Increase in excess of 4% but less than or equal to 6%	10% of the Total Net Increase up to 6%
Total Net Increase in excess of 6% but less than or equal to 8%	10% of the first 6% of Total Net Increase; 15% of the portion of any Total Net Increase greater than 6% but less than or equal to 8%
Total Net Increase in excess of 8%	20% on the first 8% of Total Net Increase; 25% of the portion of any Total Net Increase greater than 8% but less than or equal to 12%; 30% on the amount of any Total Net Increase in excess of 12%

Total Net Increase means as of the end of each fiscal year, the sum of the net increase of all of the Limited Partner's capital accounts and the aggregate adjusted annual restricted asset profits in respect of the Limited Partner's pro rata interest in all restricted assets, in each case during the applicable fiscal year reduced by the aggregate administrative fee for that fiscal year.

Notes to the Financial Statements (continued)
For the year ended December 31, 2018
(Stated in United States Dollars)

5 MANAGEMENT FEE AND PERFORMANCE ALLOCATION (continued)

The Annual Profit Amount shall also be payable upon termination of the IMA other than at the end of a fiscal year or, if earlier, the withdrawal of all its capital accounts by the Limited Partner, in either case as if the effective date of termination were the end of the relevant fiscal year.

Performance allocation during the year ended December 31, 2018 is $Nil.

6 DUE FROM/TO BROKERS

As at December 31, 2018, due from brokers of $94,479,378 represent cash balance held with brokers of $80,487,123 and cash collateral of $13,992,255 and due to brokers of $123,326,744 which represent margin accounts.

7 PARTNERS' CAPITAL

The Partnership is a limited partnership with initial capital contributions from each Limited Partner.

The General Partner, on such terms and conditions as it may deem appropriate, may from time to time admit one or more persons, as additional Limited Partners making such capital contributions as the General Partner may determine and accept additional capital contributions from the investor Limited Partner. The General Partner may, but shall not be required to, make capital contributions.

All capital contributions made by a Limited Partner shall be made in cash, unless the General Partner determines to accept securities as a capital contribution (with the amount of such capital contribution being the fair market value of such securities on the date of contribution).

Subject to limitations on withdrawals set forth in the LPA, a Limited Partner may withdraw all or a portion of their capital account on permitted withdrawal dates.

There shall be credited to a partner's capital account the amount of any cash (which shall not include imputed or actual interest on any deferred contributions) actually contributed by such partner, the fair market value of any property contributed by such partner (net of any liabilities secured by such property that the Partnership is considered to assume or take subject to), any disposition proceeds from any restricted asset and any net profits and unrealized gains of the Partnership corresponding to such capital account and of any items in the nature of income or gain separately allocated to such capital account; and there shall be charged against a partner's capital account the amount of all cash distributions, the fair market value of any property distributed to such partner by the Partnership (net of any liability secured by such property that the partner is considered to assume or take subject to), the acquisition cost of any restricted asset and any net losses and unrealized losses of the Partnership corresponding to such capital account and of any items in the nature of losses or deductions separately allocated to such capital account.

Notes to the Financial Statements (continued)
For the year ended December 31, 2018
(Stated in United States Dollars)

8 FINANCIAL HIGHLIGHTS

Financial highlights of the Partnership for the year ended December 31, 2018 were as follows:

	Limited Partner
Operating performance	
Gross return	(0.44) %
Management fee	(0.46) %
Net return	(0.90) %
Ratio to average Limited Partner's capital:	
Expenses (before management fee)	(0.48) %
Management fee	(0.46) %
Total expenses	(0.94) %
Net investment income (including all fees)	1.06 %

The above gross return has been calculated for the Limited Partner. The ratios to average Limited Partner's capital are calculated for the Partnership taken as a whole.

9 RELATED PARTY DISCLOSURES

(a) Management Company
The Management Company is an affiliate of the General Partner.

(b) Related party transactions
Investment management transactions are disclosed in Note 5.

As at December 31, 2018, the fair value of the Partnership's investee fund also managed by the Management Company was $71,155,643.

Investee Fund	Percentage of Partners' Capital	Fair Value $
HH SC Game I Holdings Ltd.	2.24 %	15,258,319
Hillhouse UB Co-Invest Holdings, L.P.	3.80 %	25,897,456
HH WBC Investment Holdings, L.P.	4.40 %	29,999,868
		71,155,643

Notes to the Financial Statements (continued)
For the year ended December 31, 2018
(Stated in United States Dollars)

10 FAIR VALUE OF FINANCIAL INSTRUMENTS

The fair value of the Partnership's assets and liabilities which qualify as financial instruments under ASC 825 approximates the carrying amounts presented in the Statement of Assets and Liabilities.

In accordance with ASC 820, *Fair Value Measurements and Disclosures* ("ASC 820"), fair value is defined as the price that the Partnership would receive to sell an investment, or pay to transfer a liability, in a timely transaction with an independent buyer in the principal market, or in the absence of a principal market, the most advantageous market for the investment or liability.

ASC 820 establishes the three-tier hierarchy to distinguish between: (1) inputs that reflect the assumptions market participants would use in pricing an asset or liability based on market data obtained from sources independent of the reporting entity ("observable inputs") and; (2) inputs that reflect the reporting entity's own assumptions about the assumptions market participants would use in pricing an asset or liability based on the best information available in the circumstances ("unobservable inputs") and to establish classification of fair value measurements for disclosure purposes.

Various inputs are used in determining the value of the Partnership's investments.

The inputs are summarized in the three broad levels listed below:

- Level 1 – Quoted prices in active markets for identical assets and liabilities at the reporting date.
- Level 2 – Other than quoted prices included with Level 1 that are observable for substantially the full term of the assets or liabilities, either directly or indirectly. Level 2 assets include quoted prices for similar assets or liabilities in active markets; quoted prices for identical or similar assets or liabilities that are not active; and inputs other than quoted prices that are observable, such as models or other valuation methodologies.
- Level 3 – Unobservable inputs for the valuation of the asset or liability. Level 3 assets include investments for which there is little, if any, market activity. These inputs require significant management judgment or estimation. Investments included in this category generally include privately negotiated investments in publicly traded and privately held companies.

In certain cases, the inputs used to measure fair value may fall into different levels of the fair value hierarchy. In such cases, an investment's level within the fair value hierarchy is based on the lowest level of input that is significant to the fair value measurement. The Partnership's assessment of the significance of a particular input to the fair value measurement in its entirety requires judgment and considers factors specific to the investment.

The fair value hierarchy gives the highest priority to quoted prices in active markets for identical assets and liabilities (Level 1 inputs) and the lowest priority to unobservable inputs (Level 3 inputs).

The inputs or methodology used for valuing the securities are not necessarily an indication of the risk associated with investment in those securities.

Notes to the Financial Statements (continued)
For the year ended December 31, 2018
(Stated in United States Dollars)

10 FAIR VALUE OF FINANCIAL INSTRUMENTS (continued)

The fair value of the Partnership's financial assets and financial liabilities was determined using the following levels of inputs as at December 31, 2018:

Assets

	Level 1 $	Level 2 $	Level 3 $	Total $
Equities	436,980,124	–	71,155,643	508,135,767
Warrants/rights	–	14,165,653	–	14,165,653
Government bonds	–	147,827,063	–	147,827,063
Convertible bonds	–	67,339,080	–	67,339,080
Corporate bonds	–	45,266,141	–	45,266,141
Loans	–	3,818,985	–	3,818,985
Currency Swap	–	420,827	–	420,827
Forward contracts	–	1,141,405	–	1,141,405
Futures contracts	940,512	–	–	940,512
Total	437,920,636	279,979,154	71,155,643	789,055,433

Liabilities

	Level 1 $	Level 2 $	Level 3 $	Total $
Government bonds	–	(54,915,716)	–	(54,915,716)
Corporate bonds	–	(15,633,360)	–	(15,633,360)
Option contracts	–	(2,802,563)	–	(2,802,563)
Credit default swaps	–	(1,533,463)	–	(1,533,463)
Contracts for differences	–	(796,368)	–	(796,368)
Forward contracts	–	(1,135,571)	–	(1,135,571)
Total	–	(76,817,041)	–	(76,817,041)

Level 3 financial instruments purchased for the year ended December 31, 2018 were $50,720,843. During the year, there were no transfers into or out of Level 3 of the fair value hierarchy.

Notes to the Financial Statements (continued)
For the year ended December 31, 2018
(Stated in United States Dollars)

10 FAIR VALUE OF FINANCIAL INSTRUMENTS (continued)

The table below summarizes information about the techniques used in determining the fair value of the Partnership's Level 3 investments:

Type of Investment – Company/Industry	Fair Value $	Valuation Technique(s)	Unobservable Input	Range
HH SC Game I Holdings Ltd.	15,258,319	Net Asset Value	N/A	N/A
HH WBC Investment Holdings, L.P.	29,999,868	Net Asset Value	N/A	N/A
Hillhouse UB Co-Invest Holdings, L.P.	25,897,456	Net Asset Value	N/A	N/A
Total	71,155,643			

11 DERIVATIVE FINANCIAL INSTRUMENTS

Derivative contracts, including options, swaps, contracts for differences, forwards and futures, may result in off-balance sheet risk as the Partnership's obligations under these contracts may exceed the amounts recognized in the Statement of Assets and Liabilities.

Credit risk is the possibility of loss from the failure of a counterparty to perform according to the terms of a contract.

At any moment, the credit risk for OTC derivative contracts is limited to the net unrealized gains as reported in the Statement of Assets and Liabilities for each counterparty for which a netting agreement exists.

In a similar fashion, liabilities represent net amounts owed to counterparties.

This netting basis is executed across products and cash collateral when these provisions are specified in the netting agreement.

The Partnership seeks to reduce its credit risk for OTC contracts by only transacting with counterparties enjoying high credit standing, and by seeking to negotiate master agreements with inputs that include netting provisions that incorporate the right of "set off" (assets less liabilities) across OTC contracts with such counterparties.

The Partnership records its trading related derivative activities at fair value, as described in Note 2.

Since the Partnership has entered into certain master agreements that include netting provisions with some of its counterparties, the assets included in the Statement of Assets and Liabilities include the Partnership's unrealized gains, net of unrealized losses, where such agreements are in effect.

Similarly, liabilities represent net amounts owed to such counterparties.

Notes to the Financial Statements (continued)
For the year ended December 31, 2018
(Stated in United States Dollars)

11 DERIVATIVE FINANCIAL INSTRUMENTS (continued)

The fair values of the Partnership's derivative positions as reported in the Condensed Schedule of Investments are representative of the Partnership's derivative activities throughout the year.

The Effect of Derivative Instruments on the Statement of Operations for the year ended December 31, 2018

	Realized Gains/(Losses) $	Net Change in Unrealized Appreciation/ (Depreciation) $
Options (equity risk)	745,537	(969,768)
Currency swaps (currency risk)	(1,633)	420,827
Credit default swaps (credit risk)	929,492	258,385
Contracts for differences (equity risk)	17,544,415	(17,248,544)
Forward contracts (currency risk)	–	5,834
Index futures contracts (equity risk)	10,498,615	940,512

The Effect of Derivative Instruments on the Statement of Assets and Liabilities as at December 31, 2018

	Fair Value $	Notional Value $
Unrealized gain on currency swaps	420,827	420,827
Unrealized gain on forward contracts	1,141,405	38,858,595
Unrealized gain on futures contracts	940,512	38,379,495
Options sold, but not yet purchased, at fair value	2,802,563	11,048,960
Credit default swaps	1,533,463	10,000,000
Unrealized loss on contracts for differences	796,368	9,681,381
Unrealized loss on forward contracts	1,135,571	84,135,571

12 FINANCIAL INSTRUMENTS AND ASSOCIATED RISK

The Partnership's activities may include the purchase and sale of a variety of derivative financial instruments. These derivatives are used for trading purposes and for managing risk associated with the portfolio of investments. All positions are reported in the Statement of Assets and Liabilities at fair value and any change in fair value is reflected in the Statement of Operations as a gain or loss as it occurs. The Partnership is exposed to a market risk equal to the notional value of derivative contracts purchased and is exposed to a market risk in excess of the amount recognized in the Statement of Assets and Liabilities on such derivative contracts sold short.

Notes to the Financial Statements (continued)
For the year ended December 31, 2018
(Stated in United States Dollars)

12 FINANCIAL INSTRUMENTS AND ASSOCIATED RISK (continued)

Credit risk is the risk of potential inability of counterparties to perform under the terms of contracts. The Partnership may enter into various futures contracts. The Partnership is exposed to the credit risk relating to whether the counterparty will meet its limited obligations when they come due. The Partnership's exposure to credit risk at any point in time is limited to amounts recorded as assets in the Statement of Assets and Liabilities. Credit risk is reduced by dealing with reputable counterparties, which are high credit quality institutions.

Investments transactions of the Partnership are usually cleared by registered brokers pursuant to prime brokerage agreements under which substantial amount of its assets are held by the registered brokers as security for the Partnership's stock-borrowing and financing arrangements. As at December 31, 2018, the amounts due to or from brokers consisting primarily of net cash from unsettled trades, net cash, and all investments owned and investments sold, but not yet purchased, are positions with the brokers. Management does not anticipate any loss as a result of this concentration. Cash held at the brokers that is related to investments sold, but not yet purchased is restricted until the investments are purchased.

The above is not intended to be a comprehensive summary of all risks. Investors should refer to the current offering documents for a more detailed discussion of the risks inherent in investing in this partnership structure.

13 OFFSETTING ASSETS AND LIABILITIES

The Partnership is required to disclose the impact of offsetting assets and liabilities represented in the Statement of Assets and Liabilities to enable users of the financial statements to evaluate the effect or potential effect of netting arrangements on its financial position for recognized assets and liabilities. These recognized assets and liabilities are financial instruments and derivative instruments that are either subject to an enforceable master netting arrangement or similar agreement or meet the following right of set off criteria: (1) the amounts owed by the Partnership to another party are determinable; (2) the Partnership has the right to set off the amounts owed with the amounts owed by the other party; (3) the Partnership intends to set off; and (4) the Partnership's right of set off is enforceable at law.

As at December 31, 2018, the Partnership holds financial instruments and derivative instruments that are eligible for offset in the Statement of Assets and Liabilities and are subject to a master netting arrangement. The master netting arrangement allows the counterparty to net applicable collateral held on behalf of the Partnership against applicable liabilities or payment obligations of the Partnership to the counterparty. These arrangements also allow the counterparty to net any of its applicable liabilities or payment obligations they have to the Partnership against any collateral sent to the Partnership.

Notes to the Financial Statements (continued)
For the year ended December 31, 2018
(Stated in United States Dollars)

13 OFFSETTING ASSETS AND LIABILITIES (continued)

The following table provides disclosure regarding the potential effect of offsetting of recognized assets presented in the Statement of Assets and Liabilities as at December 31, 2018:

	Gross Amounts of Recognized Assets $	Gross Amounts Offset in the Statement of Assets and Liabilities $	Net Amounts of Assets Presented in the Statement of Assets and Liabilities $	Gross Amounts Not Offset in the Statement of Assets and Liabilities: Financial Instruments $	Cash Collateral Received $	Net Amount $
Goldman Sachs	966,597	–	966,597	(701,147)	–	265,450
HSBC	394,742	–	394,742	–	–	394,742
Morgan Stanley	1,141,405	–	1,141,405	(1,141,405)	–	–
Total	2,502,744	–	2,502,744	(1,842,552)	–	660,192

The following table provides disclosure regarding the potential effect of offsetting of recognized liabilities presented in the Statement of Assets and Liabilities as at December 31, 2018:

	Gross Amounts of Recognized Liabilities $	Gross Amounts Offset in the Statement of Assets and Liabilities $	Net Amounts of Liabilities Presented in the Statement of Assets and Liabilities $	Gross Amounts Not Offset in the Statement of Assets and Liabilities: Financial Instruments $	Cash Collateral Pledged [a] $	Net Amount $
Goldman Sachs	(701,147)	–	(701,147)	701,147	–	–
Merrill Lynch	(763,068)	–	(763,068)	–	–	(763,068)
Morgan Stanley	(4,803,750)	–	(4,803,750)	1,141,405	3,662,345	–
Total	(6,267,965)	–	(6,267,965)	1,842,552	3,662,345	(763,068)

(a) Collateral amounts presented above are limited to the derivative balances and, accordingly, do not include any excess collateral received or pledged. Total collateral not presented above was $2,619,888 with Goldman Sachs and $7,710,022 with Morgan Stanley.

14 INDEMNITIES

The Partnership may enter into contracts that contain a variety of indemnifications. The Partnership's maximum exposure under these arrangements is unknown. However, the Partnership has not had prior claims or losses pursuant to these contracts.

Notes to the Financial Statements (continued)
For the year ended December 31, 2018
(Stated in United States Dollars)

15 SUBSEQUENT EVENTS

In accordance with the provisions set forth in FASB ASC 855, *Subsequent Events*, the Management Company has evaluated the possibility of subsequent events existing in the Partnership's financial statements through April 5, 2019, the date the financial statements were available to be issued. The Management Company has determined that there were no material events that would require disclosure in the Partnership's financial statements other than those listed below.

During the period from January 1, 2019 to April 5, 2019, the date these financial statements were available to be issued, the Partnership did not record any additional capital contributions.